Exhibit 10.51

Montreal, February 7, 2014

VIA COURIER

Davids Tea Inc.

Jody Bessner, Lease Administrator

5430 Ferrier

TMR, QC H4P 1M2

RE:                        Storage Agreement Extension

1034 rue St-Jean, Quebec City, Quebec (the “Leased Premises”)

Dear Jody,

Further to your request, this Extension letter acknowledges that the Storage Agreement between Le Château Inc. (“Le Château”) and Davids Tea Inc. (“Davids Tea”) dated May 28, 2012 will be extended on a month-to-month basis, commencing on February 1, 2014.

Notwithstanding anything to the contrary in the Storage Agreement, Le Château has the right to terminate the Storage Agreement and Extension thereof, for any reason whatsoever, upon a prior notice of seventy-two (72) hours given to Davids Tea Head Office.

If Le Château exercises the foregoing right of termination:

(i)                                        the Storage Term shall be deemed to expire on the date of termination specified in Le Château’s notice of termination (the “Termination Date”);

(ii)                                     Davids Tea shall execute and deliver an acknowledgment of termination in Le Château’s form and any other documentation that may be required by Le Chateau in order to give effect to the provisions of this right;

(iii)                              Davids Tea shall deliver vacant possession of the Leased Premises to Le Château upon the Termination Date in accordance with the terms of the Storage Agreement and any extensions thereof; and

(iv)                                 Davids Tea shall pay to Le Château all amounts of Rent due up to and including the Termination Date and all Rent shall be adjusted as of the Termination Date, all without any compensation, damages or indemnification of any kind from Le Château.

The parties hereto confirm that the Storage Agreement, as modified by this Agreement, constitutes the entire agreement between the parties pertaining to subject matter hereof. All other terms and conditions of the Storage Agreement will remain in full force and effect.

Agreed and dated on February 7 , 2014

DAVIDS TEA INC.

Per:	/s/ Howard Tafler

Per:	/s/ Dominic Choquette

I/We have the authority to bind the company.

Agreed and dated on February 14 , 2014

LE CHÂTEAU INC.

Per:	/s/ Emilia Di Raddo
Emelia Di Raddo, CA
President

Per:	/s/ Lee Albert
Lee Albert
Director, Real Estate

I/We have the authority to bind the company.